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                                                                    EXHIBIT 11.1

                    PENNSYLVANIA MANUFACTURERS CORPORATION
                STATEMENT OF COMPUTATION OF EARNINGS PER SHARE
                                  (UNAUDITED)
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                                                             Three Months Ended                Nine Months Ended
                                                                September 30,                    September 30,
(in thousands, except per share data)                        1998          1997                1998          1997
                                                         ----------------------------      ----------------------------
Basic:
Weighted average shares outstanding                        23,573,472      23,870,089        23,704,376      23,845,194
Net income before extraordinary loss                     $     10,552    $      7,344      $     31,997    $     12,621
Extraordinary loss                                                -               -                 -            (4,734)
                                                         ----------------------------      ----------------------------
Net income                                               $     10,552    $      7,344      $     31,997    $      7,887
                                                         ============================      ============================
Net income per common and equivalent share
     before extraordinary loss                           $       0.45    $       0.31      $       1.35    $       0.53
Extraordinary loss                                                -               -                 -             (0.20)
                                                         ----------------------------      ----------------------------
Net income per common and equivalent share               $       0.45    $       0.31      $       1.35    $       0.33
                                                         ============================      ============================

Diluted:
Weighted average shares outstanding                        23,573,472      23,884,223        23,704,376      23,845,194
Net effect of dilutive stock options - based
     on the treasury stock method using average
     market price or end of period market price             1,043,105         639,843           945,028         661,544
                                                         ----------------------------      ----------------------------
Total diluted common shares                                24,616,577      24,509,932        24,649,404      24,506,738
                                                         ============================      ============================
Net income before extraordinary loss                     $     10,552    $      7,344      $     31,997    $     12,621
Extraordinary loss                                                -               -                 -            (4,734)
                                                         ----------------------------      ----------------------------
Net income                                               $     10,552    $      7,344      $     31,997    $      7,887
                                                         ============================      ============================
Net income per common and equivalent share
     before extraordinary loss                           $       0.43    $       0.30      $       1.30    $       0.51
Extraordinary loss                                                -               -                 -             (0.19)
                                                         ----------------------------      ----------------------------
Net income per common and equivalent share               $       0.43    $       0.30      $       1.30    $       0.32
                                                         ============================      ============================
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